SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                                (Amendment no. 1)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                          Cellegy Pharmaceuticals, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)   Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
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[ ]   Check box if any part of the fee is offset as  provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

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(2)   Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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

                          Cellegy Pharmaceuticals, Inc.

                      349 Oyster Point Boulevard, Suite 200
                      South San Francisco, California 94080

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on June 5, 2002

To the Shareholders:

     The Annual Meeting of Shareholders of Cellegy Pharmaceuticals, Inc. ("Cellegy") will be held at 349 Oyster Point Boulevard, Suite 200, South San Francisco, California on June 5, 2002, at 8:30 a.m., P.D.T., for the following purposes:

     1. To elect nine members of the Board of Directors to serve until the next annual meeting of shareholders;

     2. To approve an amendment to Cellegy's Amended and Restated Articles of Incorporation increasing the authorized number of shares of common stock by 10,000,000 shares, from 25,000,000 to 35,000,000;

     3. To approve an amendment to Cellegy's 1995 Directors' Stock Option Plan (the Directors' Plan") to increase by 100,000 shares, to 350,000, the number of shares of common stock available for issuance pursuant to the Directors' Plan;

     4. To approve an amendment to Cellegy's 1995 Equity Incentive Plan (the "Plan") to increase by 1,400,000 shares, to 4,850,000, the number of shares of common stock available for issuance pursuant to the Plan;

     5.   To  ratify  the   appointment  of  Ernst  &  Young  LLP  as  Cellegy's
          independent auditors for the 2002 fiscal year; and

     6. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

     Only shareholders of record at the close of business on April 10, 2002 are entitled to notice of, and to vote at, the meeting and any adjournments and postponements thereof.

     You are cordially invited to attend the meeting in person.

                                 By Order of the Board of Directors


                                 /s/ K. Michael Forrest
                                 ----------------------
                                 K. Michael Forrest
                                 Chairman, President and Chief Executive Officer

South San Francisco, California
April 18, 2002

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WHETHER  OR NOT YOU PLAN TO ATTEND  THE  MEETING,  PLEASE  SIGN AND  RETURN  THE
ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. THANK YOU FOR ACTING PROMPTLY.
--------------------------------------------------------------------------------

                          Cellegy Pharmaceuticals, Inc.
                      349 Oyster Point Boulevard, Suite 200
                      South San Francisco, California 94080

                                 (650) 616-2200

                          ----------------------------

                         Annual Meeting of Shareholders
                                 PROXY STATEMENT

                          ----------------------------

                                 April 18, 2002

To the Shareholders:

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Cellegy Pharmaceuticals, Inc., a California corporation ("Cellegy"), for use at Cellegy's annual meeting of shareholders, and any adjournments and postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at 8:30 a.m., P.D.T., on June 5, 2002, at 349 Oyster Point Boulevard, Suite 200, South San Francisco, California. Only shareholders of record on the close of business on April 10, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 17,304,976 shares of common stock, no par value ("common stock"), were outstanding and entitled to vote. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business. This Proxy Statement, our Annual Report to Shareholders, and the accompanying form of proxy were first mailed to shareholders on or about April 18, 2002.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

     Holders of common stock are entitled to one vote for each share of common stock held, except that in the election of directors each shareholder has cumulative voting rights as described below. The authorized number of directors currently is nine. For the election of directors, any shareholder may exercise cumulative voting rights, which enable the shareholder to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected by the class of stock held. All such votes may be cast for a single nominee or may be distributed among any or all of the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. In order to be entitled to cumulate votes, a shareholder must give notice at the Annual Meeting, prior to voting, of the shareholder's intention to do so. In addition, no shareholder will be entitled to cumulate votes for a candidate unless that candidate's name has been placed in nomination before the voting. If one shareholder gives such a notice, all shareholders may cumulate their votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes required by proxies in the proxy holder's sole discretion. Shareholders are requested, by means of the accompanying proxy, to grant discretionary authority to the proxy holders to cumulate votes.

     In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), those shares will not considered present and entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum.

     Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Proposal No. 2 requires approval by a majority of the outstanding shares. Proposal Nos. 3, 4 and 5 require for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. For purposes of such proposals, (i) the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Annual Meeting, whether those shareholders vote "for," "against," "abstain" or give no instructions, will be counted for purposes of determining the minimum number of affirmative votes required to approve the proposals, (ii) the total number of shares cast "for" Proposal Nos. 3, 4 and 5 or returning a properly signed proxy but giving no instructions will be counted for purposes of determining whether sufficient affirmative votes have been cast, (iii) abstentions will be treated as shares that are present and entitled to vote on the proposal and will have the same effect as a vote against the proposal and (iv) broker non-votes will not be counted as present or voting with respect to such proposals.

     In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Annual Meeting.

     We will bear the cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting. Following the original mailing of the proxies and other soliciting materials, Cellegy will request that the brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, upon the request of the record holders, Cellegy will reimburse such holders for their reasonable expenses. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers and employees of Cellegy.

                             REVOCABILITY OF PROXIES

     Any shareholder giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy before its use. A proxy can be revoked (i) by an instrument of revocation delivered before the Annual Meeting to the Secretary of Cellegy at its principal executive offices, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked or (iii) by voting in person at the Annual Meeting. Please note, however, that if a shareholder's shares are held of record by a broker, bank, custodian or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank, custodian or other nominee confirming that shareholder's beneficial ownership of the shares. Attendance at the Annual Meeting will not by itself revoke a proxy.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

Nominees

     Nine directors are to be elected to the Board at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified or until the death, resignation, or removal of the director. Each of the nominees is currently a director of Cellegy. If any nominee is unable or unwilling to serve as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected. Proxies received will be voted
"FOR" the election of the nominees named below unless the proxy is marked in such a manner as to withhold authority so to vote.

     The names of the nominees and certain information about them are set forth below:

                                                            Principal                      Director
       Name                          Age                    Occupation                      Since
       ----                          ---                    ----------                      -----
K. Michael Forrest                   58         Chairman, President and Chief               1996
                                                Executive Officer of Cellegy

Felix J. Baker, Ph.D. (1)            33         Managing Partner, Baker / Tisch             2000
                                                Investments

Julian C. Baker                      35         Managing Partner, Baker / Tisch             2000
                                                Investments

Jack L. Bowman (1)                   69         Former Group Chairman, Johnson &            1996
                                                Johnson

Tobi B. Klar, M.D.                   47         Dermatologist and Associate Clinical
                                                Professor in Dermatology, Albert            1995
                                                Einstein Medical Center

Ronald J. Saldarini, Ph.D. (2)       62         Former President, Wyeth Lederle             1999
                                                Vaccines

Alan A. Steigrod (1) (2)             64         Managing Director, Newport HealthCare       1996
                                                Ventures

Carl R. Thornfeldt, M.D.             50         Cellegy Founder and Clinical                1989
                                                Dermatologist

Larry J. Wells (2)                   59         President, Wells Investment Group           1989

------------------

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

     Directors hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Cellegy has agreed that as long as Four Partners and persons and entities affiliated with Four Partners or the Tisch family (as reflected in joint Schedule 13Ds or similar filings) (collectively, "Four Partners") own at least 1,250,000 shares of Cellegy common stock, upon the request of Four Partners Cellegy will cause the Board to nominate either Julian Baker or Felix Baker, or another designee reasonably satisfactory to Cellegy, as a director. In addition, pursuant to a resolution adopted by the Board, the Tisch family may nominate a second representative for consideration by the Board. Julian Baker and Felix Baker were appointed and are nominated pursuant to these arrangements. Executive officers are chosen by and serve at the discretion of the Board of Directors, subject to any written employment agreements with Cellegy.

     K. Michael Forrest. Mr. Forrest became Chairman in May 2000 and has been President, CEO and a director since December 1996. From January 1996 to November 1996, he served as a biotechnology consultant. From November 1994 to December 1995, he served as President and CEO of Mercator Genetics, a public biotechnology company. From March 1991 to June 1994, he served as President and CEO of Transkaryotic Therapies, Inc., a public biotechnology company. From 1968 to 1991, Mr. Forrest held a series of positions with Pfizer, Inc. and senior management positions with American Cyanamid, including Vice President of Lederle U.S. and Lederle International. He is a director of INEX Pharmaceuticals, a public company developing anti-cancer products.

     Felix J. Baker, Ph.D. Dr. Baker became a director in May 2000. He is currently a managing partner of Baker/Tisch Investments. Along with his brother, Julian C. Baker, he co-founded this biotechnology investing partnership with the Tisch Family, which they have managed since 1994. Over the past few years, the Bakers have also partnered with major university and other endowments to create multiple additional funds. Collectively these funds, known as Baker/Tisch Investments, have grown into one of the largest private sources of capital focused on publicly traded life sciences companies. Dr. Baker is a director of Neurogen Corporation, a public pharmaceutical company, and several private companies. He holds a B.S. degree and a Ph.D. in Immunology from Stanford University.

     Julian C. Baker. Mr. Baker became a director in December 2000. He is currently a managing partner of Baker/Tisch Investments which, as described above, was co-founded by Mr. Baker and his brother. Mr. Baker was employed from 1988 to 1993 by the private equity investment arms of The First Boston Corporation and CSFB, and was a founding employee of The Clipper Group, which managed funds for First Boston and Credit Suisse. Mr. Baker holds an A.B. magna cum laude from Harvard University.

     Jack L. Bowman. Mr. Bowman became a director in December 1996. He is currently a consultant to various pharmaceutical and biotechnology industry groups. From August 1987 to January 1994, he was Company Group Chairman at Johnson & Johnson, where he managed much of its global diagnostic and pharmaceutical businesses. Before then, Mr. Bowman held executive positions with CIBA-Geigy and American Cyanamid, where he had responsibility for worldwide pharmaceutical, medical device and consumer product divisions. He is currently a director of Celgene Corporation, NeoRx Corp., Cell Therapeutics, Inc. and Targeted Genetics, Inc. and is the Chairman of Reliant Pharmaceuticals.

     Tobi B. Klar, M.D. Dr. Klar became a director in June 1995. She is a physician, board certified in dermatology. Since 1986, Dr. Klar has maintained a private dermatology practice and has served as Co-Chairperson of the Department of Dermatology at New Rochelle Hospital Medical Center, New Rochelle, New York, and Associate Clinical Professor in dermatology at Albert Einstein Medical Center in New York City. Dr. Klar holds a M.D. from the State University of New York.

     Ronald J. Saldarini, Ph.D. Dr. Saldarini became a director in July 1999, after retiring from Wyeth. He serves on two committees (Military Vaccines, Immunization Finance) at the National Academy of Sciences Institute of Medicine and is a consultant to the Malaria Vaccine Initiative. He is also associated with Naimark and Associates, a consulting firm, which provides service to the healthcare industry. Prior to his board membership, he was the President of Wyeth Lederle Vaccines and Pediatrics, a division of Wyeth from January 1995 to June 1999. He was also President of the Lederle-Praxis Biologicals Division from 1989 through 1994. He has been a member of the National Vaccine Advistory Committee and the National Advisory Commission on Childhood Vaccines. He received his Ph.D. in Biochemistry and Physiology. He is currently director of Idun Pharmaceuticals, Therion Biologics, Alphavax and Medarex, Inc.

     Alan A. Steigrod. Mr. Steigrod became a director in July 1996. Since January 1996, he has been Managing Director of Newport HealthCare Ventures, which invests in and advises biopharmaceutical companies. From March 1993 to November 1995, he served as President and CEO of Cortex Pharmaceuticals, Inc. From February 1991 to February 1993, he worked as a biotechnology consultant. From March 1981 through February 1991, Mr. Steigrod held a series of executive positions with Glaxo Wellcome, Inc., serving as Chairman of Glaxo's operating committee, as well as on its board of directors. Prior to Glaxo, Mr. Steigrod held a number of senior management positions with Boehringer Ingelheim, Ltd. and Eli Lilly & Co. He is a director of Sepracor Inc., NeoRx Corporation and Lorus Therapeutics.

     Carl R. Thornfeldt, M.D. Dr. Thornfeldt is a co-founder and a director, as well as a physician, board certified in dermatology. Dr. Thornfeldt served as Chairman from 1996 to July 2000 and as acting CEO from July 1996 to December 1996. In addition, Dr. Thornfeldt served as Vice President, Research and Development from October 1994 until May 1996. Since 1983, Dr. Thornfeldt has maintained a private dermatology practice and is an Assistant Clinical Professor in Dermatology at the University of Oregon Health Sciences Center. He completed his dermatology residency at the University of California, San Diego. He has authored numerous publications and is named as the sole inventor or one of several inventors of over twenty U.S. patents. Dr. Thornfeldt received his M.D. from the University of Oregon Health Sciences Center.

     Larry J. Wells. Mr. Wells became a director in 1989. For the past eighteen years, he has been a venture capitalist. He is the President of Wells Investment Group, the General Partner of Quivira Venture Partners, L.P., and the founder of Sundance Venture Partners, L.P., a venture capital fund. Mr. Wells is a director of Isonics Corporation and Wings America.

Board of Directors Meetings and Committees

     During the fiscal year ended December 31, 2001 ("fiscal 2001"), the Board held eight meetings. Each nominee who was a director during fiscal 2001 participated in at least 75% or more of the aggregate number of the meetings of the Board and any committee on which he or she served, except for Mr. Baker whose attendance was approximately 65%.

     Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

     Messrs. Wells and Steigrod and Dr. Saldarini are the current members of the Audit Committee. Mr. Wells is the current chairman of the Audit Committee. Mr. Steigrod will become chairman effective immediately after the Annual Meeting. From time to time, the Committee chairman position is rotated or changed. The Audit Committee met once during fiscal 2001, and the Committee chairman, on behalf of the Committee, met three times with our independent auditors to independently review quarterly financial results. The Audit Committee reviews our accounting practices, internal control systems and the fee arrangements with our independent auditors as well as their independence and performance, and meets with our independent auditors concerning the scope and terms of their engagement and the results of their audits.

     Messrs. Bowman and Steigrod and Dr. Felix Baker are the current members of the Compensation Committee. Dr. Baker will become chairman effective immediately after the Annual Meeting. The Compensation Committee met four times during 2001 and acted by written consent twice. The Compensation Committee recommends compensation for officers and employees of Cellegy, grants stock options and stock awards under our employee benefit plans, and approves current warrants granted to certain consultants.

Director Compensation

     Directors employed by Cellegy did not receive any monetary fees for services performed for Cellegy during 2001. Outside directors are reimbursed for their travel expenses related to Board meetings. In addition, they receive a fee of $1,250 for each Board meeting attended in person. Outside directors receive annual fees of $3,500 and $4,500 for Compensation and Audit Committee membership, respectively. During 2001, additional fees for consulting services were paid to Dr. Thornfeldt and Mr. Wells. These were based on consulting agreements between them and the company. Total fees paid were $50,000 and $35,000, respectively. In addition, non-cash compensation expense of approximately $100,888 was incurred associated with stock option grants to Dr. Thornfeldt as a consultant.

     Non-employee directors of Cellegy are eligible to participate in the 1995 Directors' Stock Option Plan (the "Directors' Plan"). A total of 250,000 shares of common stock are reserved for issuance to eligible directors pursuant to the Directors' Plan. The Directors' Plan is currently administered by the Compensation Committee of the Board. During fiscal 2001, Annual Options under the Directors' Plan to acquire 8,000 shares at an exercise price of $6.50 per share were granted to each of Felix J. Baker, Julian C. Baker, Jack L. Bowman, Tobi B. Klar, Ronald J. Saldarini, Alan A. Steigrod, Carl R. Thornfeldt and Larry J. Wells.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                  ELECTION OF EACH OF THE NOMINATED DIRECTORS.

                                 PROPOSAL NO. 2

            APPROVAL OF AN AMENDMENT TO INCREASE THE TOTAL NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK

     Cellegy's Amended and Restated Articles of Incorporation (the "Restated Articles") currently authorize us to issue up to 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board has unanimously approved, and recommends to the shareholders the approval of, amending our Restated Articles to authorize us to issue up to 35,000,000 shares of common stock. No change is being proposed to the authorized number of shares of preferred stock.

     The larger number of authorized shares of common stock provided for in this proposal will provide us with the flexibility to undertake various types of transactions, including the issuance of common stock in connection with financing or acquisition transactions, the issuance or reservation of common stock under our equity incentive plans, the declaration of stock splits or stock dividends and for any other proper corporate purpose, without the expense and delay of a special meeting of shareholders. As of March 31, 2002, 17,304,976 shares of common stock were issued and outstanding and 5,253,000 shares of common stock were issuable upon the exercise of outstanding warrants, options, or other rights and options that may be granted in the future under our equity incentive plans, and we therefore have approximately 2,442,000 shares available for issuance in the future if all currently reserved shares were issued. The proposed increase in the number of shares of common stock from 25,000,000 shares to 35,000,000 would result in our having approximately 12,442,000 shares available for issuance in the future. Except for the 5,253,000 reserved shares as described above, as of the date of this Proxy Statement Cellegy has no present arrangements or plans concerning the issuance or use of a material amount of shares of common stock. Although we currently have no agreements or understandings with respect to material financings or acquisitions, the increase in the number of shares of common stock will provide us with additional flexibility with regard to any such future transactions.

     Under this proposal, the additional shares of common stock would be available for issuance without further shareholder action, unless shareholder action is otherwise required by law or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted.

     The additional authorized shares will (i) be part of the existing class of common stock, (ii) not affect the terms of the common stock or the rights of the holders of common stock and (iii) have the same rights and privileges as the shares of common stock presently outstanding. Shareholders' current ownership of common stock will not give them automatic rights to purchase any of the additional authorized shares. Any future issuance of additional authorized shares of common stock will decrease the existing shareholders' percentage equity ownership and may have a dilutive effect on earnings per share of common stock and on the equity and voting rights of those holding common stock at the time the additional authorized shares are issued. Although not a factor in the Board's decision to propose the amendment to the Restated Articles, the additional shares of common stock that would become available for issuance if the proposed amendment were adopted could also be used by us to oppose a hostile takeover attempt or delay or prevent changes of our control or changes in or removal of our management. For example, without further shareholder approval, our Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Cellegy is not aware of any effort to accumulate Cellegy securities or to obtain control of the company by means of a tender offer, proxy contest or otherwise. Although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, not threat of any attempt to accumulate shares or otherwise gain control of us, shareholders nevertheless should be aware that approval of this proposal could hinder or prevent transactions resulting in a change of control, including transactions that are favored by a majority of the independent shareholders or in which shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

     In addition, the authority granted by our Restated Articles to our Board to fix the designations, powers, preferences, rights, qualification, limitations and restrictions of any class or series of our preferred stock could be used for anti-takeover purposes. The proposal to increase the number of authorized shares of common stock, however, is not part of any plan to adopt a series of amendments having an anti-takeover effect.

     If the proposal to increase the authorized common stock is approved by the shareholders, we will file an amendment to our Restated Articles with the California Secretary of State in order to effect the increase in authorized common stock. Shareholders will not be entitled to assert dissenter's appraisal rights with respect to the proposed amendments.

Vote Required and Board of Directors' Recommendation

     The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposal. The proxy holders intend to vote all proxies received by them FOR the amendment of the Amended and Restated Articles of Incorporation. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT OF CELLEGY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

                                 PROPOSAL NO. 3

          APPROVAL OF AN AMENDMENT TO 1995 DIRECTORS' STOCK OPTION PLAN

General

     Shareholders are being asked to approve an amendment to Cellegy's 1995 Directors' Stock Option Plan (the "Directors' Plan") to increase the number of shares of common stock reserved for issuance thereunder 100,000 shares, from 250,000 shares to 350,000 shares. The Board of Directors of Cellegy approved the proposed amendment on March 5, 2002. The Board believes that adding shares to the Directors' Plan is in the best interest of Cellegy as it will permit Cellegy to attract and retain key directors by providing them with appropriate equity incentives. If a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting is required for approval of the amendment to the Directors' Plan.

     The Directors' Plan was approved by the Board and Cellegy's shareholders effective August 1995. The Board and the shareholders approved amendments to the Directors' Plan in 1997, 1998 and 2000 to increase the number of shares issuable under the Directors' Plan and, in the case of the 1997 amendments, to make certain other amendments. The Directors' Plan provides for awards ("Options") of non-qualified stock options ("NQOs"). As of March 31, 2002, Cellegy had nine directors, of whom all non-employee directors were eligible to receive and have received Options under the Directors' Plan. During 2001, Cellegy issued a total of 46,000 Options under the Directors' Plan. As of March 31, 2002, 833 shares were available for future Options under the Directors' Plan. On March 28, 2002, the market price of the common stock was $6.91. Non-employee directors of Cellegy have an interest in the approval of the proposed amendments to the Directors' Plan by virtue of their eligibility to receive Options under the Directors' Plan. Cellegy will mail, without charge, to each person to whom a Proxy Statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the Directors' Plan. Any such request should be directed as follows: Secretary, Cellegy Pharmaceuticals, Inc., 349 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080; telephone number (650) 616-2200.

New Plan Benefits

     On the date of the Annual Meeting, assuming approval of the election of all directors and approval of this proposal, Annual Grant options to purchase a total of 64,000 shares of common stock will be awarded from the Directors' Plan.

Summary of the Directors' Plan

     Administration. The Directors' Plan is administered by the Board, and the Board has delegated administration to the Compensation Committee of the Board (the "Administrator"). The Administrator acts as the manager of the Directors' Plan, and as such has the power, subject to the terms and restrictions set forth in the Directors' Plan, to interpret the Directors' Plan and to determine all other matters relating to the Directors' Plan, subject to applicable law. Determinations made by the Administrator are final and binding on all parties. The Administrator may delegate non-discretionary administrative duties to such employees of Cellegy as it deems proper.

     Eligibility. Every person who at the date on which an Option was granted to the person (the "Grant Date") is a member of the Board of Directors of Cellegy (the "Board"), and who is not also an employee of Cellegy or any parent, subsidiary or affiliate of Cellegy ("Outside Directors"), is eligible to receive Options, all of which are NQOs, other than those Board members who are granted a Board seat pursuant to a financing or strategic partnering arrangement (as interpreted by the Compensation Committee in its sole discretion.) The term "Affiliate" means a "parent corporation" or a "subsidiary corporation" as defined in the applicable provisions of the Code.

     Securities Subject to the Directors' Plan. As proposed to be amended, the total number of shares that are reserved and available for issuance pursuant to the exercise of Options under the Directors' Plan is 350,000 shares. A total of 833 shares are currently available for future issuance under the Directors' Plan. The shares covered by the portion of any grant that expires unexercised under the Directors' Plan will become available again for grants under the Directors' Plan. The number of shares reserved for issuance under the Directors' Plan is subject to adjustment in accordance with the provisions for adjustment in the Directors' Plan.

     Granting of Options. No Options may be granted under the Directors' Plan after 10 years from the date the Board initially adopted the Directors' Plan, unless an earlier expiration date is specified by the Administrator. Each eligible person who becomes a member of the Board is granted an Option for 30,000 shares of Cellegy common stock on the first business day after the date such person is first elected to the

Board (the "Initial Grant"). Initial Grants are immediately vested and exercisable with respect to 25% of the shares subject to the Initial Grant, and become exercisable with respect to the remaining shares subject to the Option in equal installments of 25% on the first, second, third and fourth anniversary of the Grant Date. On the first business day after Cellegy's annual meeting of shareholders, if an Outside Director is still a member of the Board and has served continuously as a member of the Board for at least one year, he or she is granted an Option for 8,000 shares of common stock (the "Annual Grant"). The Annual Grant generally vests and become exercisable in increments of one third per year, on the first, second, and third anniversary of the grant date. The exercise price granted under the Directors' Plan is the fair market value of the common stock on the Grant Date. Options generally expire 10 years from the Grant Date.

     Each Option will be evidenced by a written agreement referred to as the "Award Agreement," in a form satisfactory to Cellegy, executed by Cellegy and the participant to whom the Option is granted.

     Corporate Transactions. The Directors' Plan provides that in the event of a dissolution or liquidation of Cellegy, a merger in which Cellegy is not the surviving corporation, a merger in which Cellegy is the surviving corporation but after which the shareholders of Cellegy cease to own their shares or other equity interests in Cellegy, the sale of all or substantially all of the assets of Cellegy or any other transaction which qualifies as a "corporate transaction" under Section 424 of Internal Revenue Code of 1986, as amended (the "Code"), wherein the shareholders of Cellegy give up all of their equity interest in Cellegy, the vesting of the Options will accelerate to become exercisable in full. Accelerated options which are not exercised prior to the close of the corporate transaction will terminate.

     Payment of Exercise Price. Payment for the shares purchased upon exercise of an Option may be made (a) in cash or by check; (b) by surrender of shares of common stock of Cellegy that have been owned by the optionee for more than six
(6) months (and which have been paid for within the meaning of Securities and Exchange Commission ("SEC") Rule 144 and, if such shares were purchased from Cellegy by use of a promissory note, such note has been fully paid with respect to such shares) or were obtained by the optionee in the open public market, having a fair market value equal to the exercise price of the Option; (c) by waiver of compensation due or accrued to the optionee for services rendered; (d) provided that a public market for Cellegy stock exists, through a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to Cellegy; (e) provided that a public market for Cellegy's stock exists, through a "margin" commitment from the optionee and a NASD Dealer whereby the optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to Cellegy; or (f) by any combination of the foregoing.

     Withholding Taxes. Prior to issuance of the shares upon exercise of an Option, the optionee shall pay or make adequate provision for any federal or state withholding obligations of Cellegy, if applicable.

     Termination. In general, Options expire ten (10) years after the date of grant (the "Expiration Date"). The Option shall cease to vest if the optionee ceases to be a member of the Board. The date on which the optionee ceases to be a member of the Board shall be referred to as the "Termination Date". If the optionee ceases to be a member of the Board for any reason except death or disability, then each Option that has not expired or been exercised and has vested on the Termination Date, may be exercised by the optionee within three
(3) months after the Termination Date, but in no event later than the Expiration Date. If the optionee ceases to be a member of the Board because of death or disability, then each Option that has not expired or been exercised and has vested on the Termination Date, may be exercised by the optionee (or the optionee's legal representative) within twelve (12) months after the Termination Date, but in no event later than the Expiration Date.

     Amendment or Termination of Directors' Plan. The Compensation Committee may at any time terminate or amend the Directors' Plan (but may not terminate or amend the terms of any outstanding Option without the consent of the optionee); provided, however, that the Compensation Committee may not, without the approval of the shareholders of Cellegy, increase the total number of shares available under the Directors' Plan or change the class of persons eligible to receive Options. Further, the provisions regarding eligibility and terms and conditions of option grants may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act ("ERISA") of 1974 or the rules thereunder. In any case, no amendment of the Directors' Plan may adversely affect any then outstanding Options or any unexercised portions thereof without the written consent of the optionee.

     ERISA, Internal Revenue Code. The Directors' Plan is not subject to ERISA and is not qualified under Section 401(a) of the Code.

Summary of Federal Income Tax Consequences

     The following description of federal income tax consequences associated with participation in the Directors' Plan is based on current provisions of the Code and administrative and judicial interpretations thereof. It does not describe applicable state, local, or foreign tax considerations, nor does it discuss any estate or gift tax considerations. The applicable rules are complex and may vary depending upon a participant's individual circumstances. The following description is thus necessarily general and does not address all of the potential federal and other income tax consequences to every participant of the Directors' Plan or in connection with transactions thereunder.

Non-Qualified Stock Options

     Option; Exercise; Tax Consequences to Cellegy. A participant does not have taxable income upon the grant of an NQO. Federal income tax consequences upon exercise will depend upon whether the option shares thereby acquired are subject to a substantial risk of forfeiture, described above. If the option shares are not subject to a substantial risk of forfeiture (or if they are subject to such a risk and the participant files a Section 83(b) Election with respect to the shares), the participant will have ordinary income at the time of exercise measured by the amount by which the fair market value of the common stock acquired upon exercise of the Option exceeds the exercise price of the shares acquired (the "Option Spread") on the exercise date. The participant's tax basis in the option shares will be their fair market value on the date of exercise, and the holding period for purposes of determining capital gain or loss also will begin with the day after transfer. If the option shares are restricted and no Section 83(b) Election is filed, the participant will not be taxable upon exercise, but instead will have ordinary income on the date the restrictions lapse, in an amount equal to the Option Spread on the date of lapse. In such a case, the participant's holding period will also begin with the date of lapse.

     Sale of Option Shares. Upon sale other than to Cellegy of option shares acquired under an NQO, a Participant generally will recognize capital gain or loss to the extent of the difference between the sale price and the Participant's tax basis in the shares, which will be long term or short term depending on the holding period. A sale of shares to Cellegy will constitute a redemption of such shares, which may be taxable as a dividend.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                APPROVAL OF THE AMENDMENT TO THE DIRECTORS' PLAN.

                                 PROPOSAL NO. 4

             APPROVAL OF AN AMENDMENT TO 1995 EQUITY INCENTIVE PLAN

General

     Shareholders are being asked to approve an amendment to Cellegy's 1995 Equity Incentive Plan (the "Plan") to increase the number of shares of common stock reserved for issuance thereunder by 1,400,000 shares, from 3,450,000 shares to 4,850,000 shares. The Board of Directors approved the proposed amendment on March 5, 2002. The Board believes that adding shares to the Plan is in the best interests of Cellegy as it will permit Cellegy to attract and retain employees and consultants, including our future planned marketing and sales force personnel assuming FDA marketing approval of our products. The sales force alone will comprise 80 new employees, more than tripling the current size of the current employee base. Cellegy believes that providing employees and key consultants with appropriate equity incentives will thereby help align their interests with those of Cellegy's shareholders. If a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting is required for approval of the amendment to the Plan.

     The Plan was approved by the Board and Cellegy's shareholders effective August 1995. The Board and the shareholders approved amendments to the Plan in 1997, 1998 and 2000 to increase the number of shares issuable under the Plan. The Plan provides for awards of stock options, restricted stock, and stock bonuses. As of March 31, 2002, Cellegy had thirty-nine employees, all of whom were eligible to receive and currently have awards under the Plan. During 2001, Cellegy issued options to acquire a total of 436,000 shares under the Plan. As of March 31, 2002, no shares were available for future options and other awards under the Plan and approximately 48,000 options have been granted subject to shareholder approval of the Plan. On March 28, 2002, the market price of the common stock was $6.91. Employees and officers of Cellegy have an interest in the approval of the proposed amendments to the Plan by virtue of their eligibility to receive awards under the Plan. Cellegy will mail, without charge, to each person to whom a Proxy Statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the Plan. Any such request should be directed as follows:
Secretary, Cellegy Pharmaceuticals, Inc., 349 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080; telephone number (650) 616-2200.

Summary of the Plan

     Administration. The Plan is administered by the Board, and the Board has delegated administration to the Compensation Committee (the "Administrator"). The Administrator acts as the manager of the Plan, and as such has the power, subject to the terms and restrictions set forth in the Plan, to select the persons ("Participants") to receive options granted pursuant to the Plan ("Options") or other awards under the Plan (collectively, "Awards"), to fix the number of shares that each Participant may acquire, to set the terms and conditions of each Award (including any vesting or exercisability provisions or limitations regarding any Award and/or the shares of common stock relating thereto, and the waiver, amendment, extension or acceleration of any such provisions or limitations), to reduce the exercise price of any Award to the then current fair market value if the fair market value of the common stock covered by such Award has have declined since the date the Award was granted, and to determine all other matters relating to the Plan, subject to applicable law. Determinations made by the Administrator are final and binding on all parties. The Administrator may delegate non-discretionary administrative duties to such employees of Cellegy as it deems proper. The Plan at present is administered by the Compensation Committee of the Board.

     Eligibility. Every person who at the date on which an Award was granted to the person (the "Grant Date") is an employee of Cellegy or any Affiliate is eligible to receive Awards, including options that are intended to be incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Every person who at the Grant Date is a consultant to Cellegy or any Affiliate, or any person who is a director of Cellegy but not an employee, is eligible to receive Awards, including non-qualified options ("NQOs"), but is not eligible to receive ISOs. The term "Affiliate" means a "parent corporation" or a "subsidiary corporation" as defined in the applicable provisions of the Code.

     Securities Subject to the Plan. As proposed to be amended, the total number of shares that are reserved and available for issuance pursuant to the exercise of Awards under the Plan is 4,850,000 shares. If this proposal amending the Plan is approved, then a total of 1,352,000 shares will be available for future issuance under the Plan. The shares covered by the portion of any grant that expires unexercised under the Plan will become available again for grants under the Plan. The number of shares reserved for issuance under the Plan is subject to adjustment in accordance with the provisions for adjustment in the Plan.

     Granting of Options. No Options may be granted under the Plan after 10 years from the date the Board initially adopted the Plan, unless an earlier expiration date is specified by the Administrator at the Grant Date. Options generally expire 10 years from its Grant Date, except that an ISO granted to any ten percent shareholder expires five years from the Grant Date. The exercise price of an ISO or an NQO will be determined by the Administrator, and for ISOs is at least equal to the fair market value of the stock covered by the ISO at the Grant Date (110% of the fair market value for ISOs granted to a ten percent shareholder).

     Each Award will be evidenced by a written agreement (in the case of Options, referred to as the "Option Agreement," and in the case of other Awards, referred to as the "Award Agreement"), in a form satisfactory to Cellegy, executed by Cellegy and the Participant to whom the Award is granted. Provisions of Award Agreements need not be the same for each Participant. Awards may, in the sole discretion of the Administrator, be exercisable entirely at the Grant Date or at such times and in such amounts as the Administrator may specify.

     Corporate Transactions. The Plan provides that if Cellegy is merged into or consolidated with another corporation under circumstances where Cellegy is not the surviving corporation, is liquidated or dissolved, is the surviving corporation of a merger after which the shareholders of Cellegy cease to own their shares or other equity interests in Cellegy, sells or otherwise disposes of substantially all its assets to another corporation, or completes any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the shareholders of Cellegy give up all of their equity interest in Cellegy, the successor corporation may assume, convert or replace any outstanding awards. In the alternative, the successor corporation may substitute any outstanding awards with substantially equivalent awards or provide substantially similar consideration to participants as was provided to shareholders, after taking into consideration the existing provisions of the Awards. The successor corporation may also issue, in place of outstanding shares of Cellegy held by a Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. If the successor corporation refuses to assume or substitute outstanding options, such options will expire on such transaction on such conditions as the Board determines.

     Payment of Exercise Price. Except as described below, payment in full, in cash, generally must be made for all stock purchased at the time a written notice of exercise is given to Cellegy. Proceeds of any such payment will constitute general funds of Cellegy. The exercise price of options granted under the Plan may be paid as approved by the Administrator at the time of grant: (a) in cash (by check); (b) by cancellation of indebtedness of Cellegy to the Participant; (c) by surrender of shares of Cellegy common stock owned by the Participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (d) by tender of a full recourse promissory note; (e) by waiver of compensation due to or accrued by the Participant for services rendered; (f) by a "same-day sale" commitment from the Participant and a National Association of Securities Dealers, Inc. ("NASD") broker; (g) by a "margin" commitment from the Participant and a NASD broker; or (h) by any combination of the foregoing.

     Termination of Employment. Any Award or portion thereof that has not vested on or before the date on which a Participant ceases, for any reason, with or without cause, to be an employee or director of, or a consultant to, Cellegy or an Affiliate ("Employment Termination"), expires upon the date of Employment Termination. An Award or portion thereof that has vested as of the date of Employment Termination, to the extent the Award has not then expired or been exercised, is exercisable for a period of 90 days after the date of Employment Termination or such shorter or longer time period not exceeding five years as the Administrator may determine. If, however, Employment Termination is due to the disability or death of the Participant, then the Participant or the Participant's representative may, within 12 months after the date of Employment Termination or such shorter or longer time period not exceeding five years as the Administrator may determine, exercise such Award rights to the extent they were exercisable on the date of Employment Termination.

     Restricted Stock and Bonus Stock. Participants awarded Restricted Stock must, within certain time periods specified in the Plan, pay to Cellegy, if required by applicable law, an amount equal to the par value of the Stock subject to the Award. Subject to the provisions of the Plan and the Award Agreement, during a period set by the Administrator, commencing with, and not exceeding 10 years from, the date of such award (the "Restriction Period"), the Participant may not sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. Within these limits, the Administrator may in its discretion provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors or criteria as the Administrator may determine. Except to the extent otherwise provided in the Award Agreement, upon a Participant's Employment Termination during the Restriction Period, all shares still subject to restriction will be forfeited by the Participant. The Plan also allows the Administrator to make awards of Bonus Stock to a Participant.

     Amendment, Suspension or Termination of the Plan. The Board may at any time amend, alter, suspend or discontinue the Plan without shareholder approval, except as required by applicable law; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any Participant under any Award previously granted, without the Participant's consent, except to conform the Plan and Awards granted under the Plan to the requirements of federal or other tax laws or the requirements of SEC Rule 16b-3.

     ERISA, Internal Revenue Code. The Plan is not subject to the ERISA and is not qualified under Section 401(a) of the Code.

Summary of Federal Income Tax Consequences

     The following description of federal income tax consequences associated with participation in the Plan is based on current provisions of the Code and administrative and judicial interpretations thereof. It does not describe applicable state, local, or foreign tax considerations, nor does it discuss any estate or gift tax considerations. The applicable rules are complex and may vary depending upon a participant's individual circumstances. The following description is thus necessarily general and does not address all of the potential federal and other income tax consequences to every participant of the Plan or in connection with transactions thereunder

Incentive Stock Options

     Option, Exercise, Alternative Minimum Tax. A Participant will not have taxable income upon the grant or exercise of an ISO. However, upon exercise, the Option Spread for the common stock acquired upon exercise of the Option (the "Option Shares") is included on the Participant's "alternative minimum taxable income" in determining the Participant's liability for the "alternative minimum tax." "Alternative minimum tax" is imposed to the extent it exceeds a Participant's regular tax liability. The maximum alternative minimum tax rate applicable to individuals is now 28%. The Option Spread generally is measured for this purpose on the day the Option is exercised; however, if both (i) the Option Shares are subject to a "substantial risk of forfeiture" (including a right of repurchase in favor of Cellegy) and
(ii) the Participant does not make an election under Section 83(b) of the Code with respect to such shares within 30 days after the purchase date (a "Section 83(b) Election"), then the Option Spread should be measured, and should be included in alternative minimum taxable income, on the date the risk of forfeiture lapses. Cellegy receives no income tax deduction upon grant or exercise of an ISO but is entitled to a deduction equal to the ordinary income taxable to the Participant upon a Disqualifying Disposition.

     In general, an ISO must be exercised within 90 days of Employment Termination to retain the federal income tax treatment described above. This 90-day period does not apply in the case of a Participant who dies while owning an Option. In the case of a Participant who is permanently and totally disabled, as defined in the Code, this 90-day period is extended to 12 months. The Plan allows Cellegy to extend the period during which a Participant may exercise the Option. Any such extension may be treated as the grant of a new Option to the Participant, which must meet the requirements for ISO status on the date of the agreement; in all events, if an Option is exercised more than three months after Employment Termination, it will, except in the cases of a permanently and totally disabled or deceased Participant, not qualify as an ISO.

     Sale of Option Shares; Disqualifying Dispositions. A Participant generally will be entitled to long-term capital gain treatment upon sale (other than to Cellegy) or other disposition of Option Shares held longer than two years from the grant date and one year from the date the Participant receives the shares. If the Option Shares are sold or disposed of (including by gift, but not including certain tax-free exchanges) before both of these holding periods have expired (a "Disqualifying Disposition"), the Option Spread (but generally not more than the amount of gain if the Disqualifying Disposition is a sale) is taxable as ordinary income. For this purpose, the Option Spread is measured at the Exercise Date unless the Option Shares were subject to a substantial risk of forfeiture upon purchase and the Participant did not file a Section 83(b) Election, in which event the Option Spread is measured at the date the restriction lapsed. If gain on a Disqualifying Disposition exceeds the amount treated as ordinary income, the excess is capital gain, which will be characterized as long term or short term, depending on the holding period. The holding period for Option Shares commences with the Option exercise date unless the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, in which event the holding period commences with the date the risk lapsed. A sale of common stock to Cellegy, including use of common stock to pay withholding or withheld by Cellegy upon exercise of an ISO, will constitute a redemption of such common stock and may be taxable as a dividend unless certain tests in the Code are met.

Non-Qualified Stock Options

     The tax consequences upon grant and exercise of an NQO under the Plan are the same as described above for the Directors Plan in Proposal No. 3.

New Plan Benefits

     The grant of Options or other awards under the Plan to executive officers, including the officers named in the Summary Compensation Table, is subject to the discretion of the Administrator. As of the date of this proxy statement, except for options to purchase 48,000 shares of common stock that were granted in 2002 subject to shareholder approval of this proposal to increase the number of authorized shares under the Plan, there has been no determination by the Administrator with respect to future awards under the Plan. Accordingly, future awards are not determinable. The table of option grants under "Executive Compensation" provides information with respect to the grant of options under the Plan to the Named Officers during 2001. Excluding stock options issued on January 2, 2001 in consideration for performance in year 2000, which was described in last year's proxy statement for our 2001 annual meeting of shareholders, there were no option grants in 2001 under the Plan to current executive officers as a group, there were option grants of 64,000 to all non-officer directors as a group, and option grants of 191,500 shares to employees during 2001 pursuant to the Plan. For the period January 2, 2002 through March 31, 2002, in consideration for performance in the year 2001 and for initial grants made to new employees, all current executive officers as a group were granted options to purchase 438,500 shares, no grants were issued to non-officer directors, and options to purchase 152,400 shares of common stock were granted to all other employees as a group, pursuant to the Plan.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                     APPROVAL OF THE AMENDMENT TO THE PLAN.

                                 PROPOSAL NO. 5

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Cellegy has engaged Ernst & Young LLP as its principal independent public accountants to perform the audit of Cellegy's financial statements for fiscal 2002. Ernst & Young LLP has audited Cellegy's financial statements since 1989. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
               RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2002, certain information known to Cellegy regarding the ownership of shares of common stock by (i) each person known to Cellegy to be a beneficial owner of more that 5% of the outstanding shares of common stock, (ii) each director, (iii) each Named Officer (see "Executive Compensation") and (iv) all directors and executive officers as a group.

                                                                  Shares Beneficially
                                                                        Owned (1)
                                                                        ---------
                    Name                                       Number           Percent
                    ----                                       ------           -------
Thomas J. Tisch  (2)(3)                                       2,132,943            12.3%

James S. Tisch  (2)(4)                                        2,104,443            12.2%

Andrew H. Tisch  (2)(5)                                       2,085,243            12.0%

Daniel R. Tisch  (2)(5)                                       2,085,243            12.0%

K. Michael Forrest (7)                                        1,282,793             7.2%
349 Oyster Point Blvd., Suite 200
 South San Francisco, CA  94080

Janus Funds (8)                                               1,098,695             6.3%
100 Fillmore Street
Denver, CO 80206

Framlington Funds (9)                                           887,797             5.1%
Pepys Street
London, EC3N 4ADA, United Kingdom

Carl R. Thornfeldt, M.D. (10)                                   649,145             4.5%

John J. Chandler (11)                                           148,100               *

A. Richard Juelis (12)                                          109,445               *

Daniel L. Azarnoff, M.D. (13)                                    85,498               *

Tobi B. Klar, M.D. (14)                                          79,787               *

Jack L. Bowman (15)                                              61,167               *

Alan A. Steigrod (16)                                            61,167               *

Larry J. Wells (17)                                              52,587               *

Felix J. Baker, Ph.D.(2) (6)                                     26,725               *

Julian C. Baker (2) (6)                                          26,725               *

Michael P. Miller (18)                                           25,000               *

Ronald J. Saldarini, Ph.D. (19)                                  21,417               *

All directors and executive officers as a group (20)          2,629,556
  (13 persons)

 *less than 1%

---------------------

(1) Based upon information supplied by officers, directors and principal shareholders. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC") that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of common stock, subject to an option that is currently exercisable or exercisable within 60 days of March 31, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The total number of shares owned by Messrs. Thomas J., James S., Andrew H. and Daniel R. Tisch, and Felix J. and Julian C. Baker, is 3,900,043 shares. The address of each person is 667 Madison Avenue, New York, N.Y. 10021, except for Daniel R. Tisch whose address is 500 Park Avenue, New York, N.Y. 10022.

(3) Includes 625,800 shares as to which he has sole voting power and sole dispositive power and 1,507,143 shares as to which he has shared voting power and shared dispositive power.

(4) Includes 597,300 shares as to which he has sole voting power and sole dispositive power and

     1,507,143 shares as to which he has shared voting power and shared dispositive power.

(5) Includes 578,100 shares as to which he has sole voting power and sole dispositive power and 1,507,143 shares as to which he has shared voting power and shared dispositive power.

(6) Includes 13,125 shares issuable upon exercise of an option exercisable before May 31, 2002, as to which he would, if exercised, have sole voting power and sole dispositive power, and 13,600 shares as to which he has shared voting power and shared dispositive power.

(7)  Includes 632,666 issuable upon the exercise of stock options.

(8) Includes 718,000 shares held by Janus Global Life Sciences, 14,655 shares held by Aspen Global Life Sciences, 200,435 Janus World Funds Global Life Science and 165,605 shares held by other managed accounts.

(9) Includes 477,080 shares held by Framlington Health Fund and 410,717 shares held by Munder Framlington.

(10) Includes 170,463 shares held by Dr. Thornfeldt's spouse. Includes 307,682 shares issuable upon the exercise of stock options.

(11) Includes 135,500 shares issuable upon the exercise of stock options.

(12) Includes 95,752 shares issuable upon the exercise of stock options.

(13) Includes 85,498 shares issuable upon the exercise of stock options.

(14) Includes 52,587 shares issuable upon the exercise of stock options.

(15) Includes 56,667 shares issuable upon the exercise of stock options.

(16) Includes 59,167 shares issuable upon the exercise of stock options.

(17) Includes 52,587 shares issuable upon the exercise of stock options.

(18) Includes 25,000 shares issuable upon the exercise of stock options.

(19) Includes 21,417 shares issuable upon the exercise of stock options.

(20) Includes 1,550,773 shares issuable upon the exercise of stock options.

Executive Compensation

     The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Cellegy during fiscal years 2001, 2000 and 1999 to (i) each person who served as Cellegy's chief executive officer during 2001, and (ii) the four most highly compensated officers other than the chief executive officer who were serving as executive officers at the end of 2001 and whose total annual salary and bonus in such year exceeded $100,000 (of which there were only three such persons at the end of December 31, 2001) (collectively with the CEO, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                     Long Term
                                                                                                   Compensation
                                                            Annual Compensation                        Awards
                                                            -------------------                      Securities
                                                                                    Other Annual     Underlying      All Other
          Name and Principal                             Salary         Bonus       Compensation      Options       Compensation
               Position                  Year             ($)            ($)             ($)            (#)             ($)
               --------                  ----             ---            ---             ---            ---             ---
K. Michael Forrest                       2001          $ 302,820         --              --            50,000           --
  Chairman, President and                2000            302,820         --              --             --              --
  Chief Executive Officer                1999            288,400         --              --           250,000           --

Daniel L. Azarnoff, M.D.                 2001          $ 142,000         --              --            17,500           --
  Senior Vice President, Clinical        2000            126,000         --              --             --              --
  and Regulatory Affairs                 1999            120,000         --              --            28,000           --

John J. Chandler                         2001          $ 189,000         --              --            23,500           --
  Vice President, Corporate              2000            181,000         --              --             --              --
  Development                            1999            171,000         --              --            46,500           --

A. Richard Juelis                        2001          $ 187,200         --              --            22,500           --
  Vice President, Finance and            2000            178,500         --              --             --              --
  Chief Financial Officer                1999            170,000         --              --            46,500           --

--------------------------------------------------------------------------------

     The following table sets forth information regarding individual grants of options to acquire Cellegy common stock during fiscal 2001 to each Named Officer.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                       Individual Grants
                                 -----------------------------------------------------------------------------------------------
                                  Number of        % of Total                                     Potential Realizable Value at
                                  Securities         Options                                       Assumed Rates of Stock Price
                                  Underlying       Granted to        Exercise or                 Appreciation for Option Term (2)
                                   Options          Employees      Base Price (1)   Expiration
            Name                 Granted (#)     In Fiscal Year        ($/Sh)          Date         5% ($)          10% ($)
            ----                 -----------     --------------        ------          ----         ------          -------
K. Michael Forrest                    25,000          6.2%             15.00         01/2011       235,835          597,653
K. Michael Forrest                    25,000          6.2%              7.50         01/2011       117,918          298,827
Daniel L. Azarnoff, M.D.               8,750          2.2%             15.00         01/2011        82,542          209,179
Daniel L. Azarnoff, M.D.               8,750          2.2%              7.50         01/2011        41,271          104,589
John J. Chandler                      11,750          2.9%             15.00         01/2011       110,843          280,897
John J. Chandler                      11,750          2.9%              7.50         01/2011        55,421          140,449
A. Richard Juelis                     11,250          2.8%             15.00         01/2011       106,126          268,944
A. Richard Juelis                     11,250          2.8%              7.50         01/2011        53,063          134,472

--------------------

(1) The exercise prices of all option shares shown in the table were at a premium above the fair market value of the common stock on the grant date, which was $5.63 per share. The shares subject to these options become exercisable annually over three years from the grant date. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date, or through a same day sale procedure. Cellegy may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of share price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Cellegy's estimate or projection of future share prices.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES

The following table sets forth information with respect to the options exercised by the Named Officers during fiscal 2001.

                                                                    Number of Securities             Value of Unexercised
                                                                   Underlying Unexercised                In-The-Money
                               Shares                                  Options/SARs at                    Options at
                            Acquired on          Value              December 31, 2001 (#)           December 31, 2001 ($)
           Name             Exercise (#)     Realized ($)         Exercisable/Unexercisable     Exercisable/Unexercisable (1)
           ----             ------------     ------------         -------------------------     -----------------------------
K. Michael Forrest              ---               ---                 591,000 / 109,000              2,154,540 / 150,385
Daniel L. Azarnoff, M.D.        ---               ---                  76,166 / 29,334                 260,875 / 8,783
John J. Chandler                ---               ---                 101,916 / 57,584                 357,910 / 66,350
A. Richard Juelis              20,750           85,152                 80,000 / 38,000                 354,990 / 14,240

----------------------

(1) Based on the difference between the fair market value of the common stock at December 31, 2001 ($8.58 per share) and the exercise price of options shown on the table.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") requires Cellegy's directors and executive officers, and persons who own more than ten percent of a registered class of Cellegy's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Cellegy common stock and other equity securities of Cellegy. Officers, directors and greater than ten percent shareholders are required by the regulations of the SEC to furnish Cellegy with copies of all
Section 16(a) forms they filed. To Cellegy's knowledge, based solely on review of the copies of such reports furnished to Cellegy, during the last fiscal year all Section 16(a) filing requirements applicable to Cellegy's officers, directors, and greater than ten percent beneficial owners were timely filed, except that a Form 5 was filed in February 2002 with respect to the option grant of 8,000 shares to Felix J. Baker and a Form 5 was filed on February 2002 with respect to the option grant of 8,000 shares to Carl R. Thornfeldt.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee, consisting of Felix J. Baker, Jack L. Bowman, and Alan A. Steigrod, was (a) at any time during 2001 an officer or employee of Cellegy or any of its subsidiaries or (b) formerly an officer of Cellegy or any of its subsidiaries. No executive officer of Cellegy served during 2001 or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or our Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

     This Report of the Compensation Committee is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that Cellegy specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

     The Compensation Committee of the Board makes all decisions involving the compensation of executive officers of Cellegy, approves all stock option and warrant grants and provides guidance on all other compensation and benefit related issues.

General Compensation Policy

     The Committee acts on behalf of the Board to establish the general compensation policy for all employees of Cellegy. Subject to provisions of any applicable employment agreements, the Committee typically reviews base salary levels and total compensation for the Chief Executive Officer ("CEO"), other executive officers and employees of Cellegy prior to the beginning of each fiscal year. The Committee administers Cellegy's incentive and equity plans, including the 1995 Equity Incentive Plan (the "Plan"). The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation to corporate performance. Consistent with this philosophy, the incentive component of the compensation of the executive officers of Cellegy is contingent on the achievement of corporate goals and objectives. Long-term equity incentives for executive officers include the granting of stock options under the Plan. Stock options generally have value for the executive only if the price of Cellegy's stock increases above the fair market value on the grant date and the executive remains in Cellegy's employ for the period required for the shares to vest or, where vesting of options is subject to the attainment of certain performance objectives, if the specified performance objectives are attained.

     The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee informally reviewing data on prevailing compensation practices of other pharmaceutical companies with whom Cellegy competes for executive talent and by their evaluating such information in connection with Cellegy's corporate goals and objectives. To this end, the Committee compared the compensation of Cellegy's executive officers with the compensation practices of comparable companies to determine base salary and total cash compensation. In addition to their base salaries, Cellegy's executive officers, including the CEO, are entitled to participate in the Plan. In preparing the performance graph for this Proxy Statement, Cellegy used The NASDAQ (U.S. only) Stock Market Index and The NASDAQ Pharmaceutical Stocks Index as its most comparable business indices. The Committee reviewed the compensation information from certain companies that are competitive with Cellegy, as well as salary and stock option data from industry surveys.

Fiscal 2001 Executive Compensation

     Base Compensation. The Committee reviewed the recommendations and performance and market data outlined above and established a base salary level for each executive officer, including the CEO, subject to provisions of any employment agreements.

     Incentive Compensation. Cash bonuses may be awarded if Cellegy significantly exceeds predetermined corporate goals and objectives set by the Board early in the year. For fiscal 2001, the objectives used by the Committee as the basis for cash bonus incentive compensation for the CEO and the other executives were based primarily on exceeding corporate and clinical development goals.

Because   Cellegy  did  not  exceed  its  clinical   development  and  corporate
development goals, no cash bonuses were paid for 2001.

     Stock Options. Stock options typically have been granted to executive officers when the executive first joins Cellegy, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Committee and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group.

     In fiscal 2001, the Committee considered these factors, as well as the number of unvested options held by such executive officers as of the date of grant. In the discretion of the Committee, executive officers may also be granted stock options under the Plan to provide greater incentives to continue their employment with Cellegy and to strive to increase the value of the common stock. Initial stock options generally become exercisable over a four-year period and, in certain instances, sooner based on the attainment of certain objectives. Annual stock option grants generally become exercisable over a three-year period. Most options are granted at a price that is equal to the fair market value of the common stock on the date of grant. On January 2, 2002, stock options were awarded for fiscal 2001 to the following three executive officers, in addition to the CEO as described below, to purchase the following number of shares: Dr Azarnoff, 30,500 shares; Mr. Chandler, 40,000 shares, and Mr. Juelis, 18,500 shares.

     CEO Compensation. Because Mr. Forrest was primarily responsible for Cellegy obtaining most of its goals and objectives for fiscal 2001, the Committee exercised its discretion and granted Mr. Forrest an option to purchase 75,000 shares, effective January 2, 2002. In granting stock options to Mr. Forrest, the Committee evaluated the achievement of Mr. Forrest's objectives including satisfactorily managing Cellegy's overall strategic plan, accomplishing corporate and clinical development goals, and maintaining a strong financial position.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. Internal Revenue Code Section 162(m) limits Cellegy's ability to deduct compensation in excess of $1,000,000 in any taxable year to the individual who is the chief executive officer at the end of the taxable year and the four other highest compensated officers of Cellegy during the taxable year. Cash compensation for fiscal 2001 for any individual was not in excess of $1,000,000, and Cellegy does not expect cash compensation for fiscal 2002 to be in excess of $1,000,000 for any individual. The Plan is in compliance with Section 162(m) by limiting the amount of stock awards that may be granted to any one individual.

     Effective on the date of the Annual Meeting, June 5, 2002, Dr. Baker will become Compensation Committee Chairman.

                                                   COMPENSATION COMMITTEE

                                                   Felix J. Baker, Ph.D.
                                                   Jack L. Bowman
                                                   Alan A. Steigrod

                          REPORT OF THE AUDIT COMMITTEE

     Notwithstanding anything to the contrary set forth in any of Cellegy's previous filings under the Securities Act and the Exchange Act that might incorporate future filings including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference in any such filings.

     The Audit Committee presently is composed of three members. The Board, in its business judgement, has determined that all members of the Committee are "independent" as defined in the applicable listing standards of the Nasdaq National Market. The Committee operates under a written charter adopted by the Board of Directors, which was filed as an exhibit to last year's proxy statement. The Committee recommends to the Board of Directors the selection of Cellegy's independent auditors subject to shareholder ratification. The Committee oversees our financial results, financial reporting controls, accounting practices, public disclosure requirements, internal control systems, the annual independent audit of our financial statements, the independence of our auditors and the legal compliance and ethics programs as established by management and the Board, on behalf of the Board. Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes on behalf of the Board.

     In fulfilling its oversight responsibilities, the Committee had two meetings during the first quarter of 2002 with management and the auditors. The Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2001 with management including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of Cellegy's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and Cellegy including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

     The Committee discussed with Cellegy's independent auditors the overall terms of engagement, scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Cellegy's internal controls, the implications of new and existing accounting policies and disclosure requirements and the overall quality of our financial reporting. The Committee held one meeting during fiscal year 2001, and conducted three telephonic calls with the Committee chairman to independently review quarterly financial results.

     Audit Fees. Cellegy incurred approximately $133,000 in fees and expenses for professional services rendered in connection with the annual audit and quarterly reviews of our consolidated financial statements for 2001.

     Financial Information Systems Design and Implementation Fees. Cellegy's independent auditors did not perform any services or bill any fees for financial information systems and design implementation for the fiscal year ended December 31, 2001.

     Other Audit Fees and Other Related Fees. During 2001, Cellegy incurred approximately $45,000 in fees and expenses in connection with other non-audit matters such as S-3 filings, tax services and consulting services associated with acquisitions and international subsidiary accounting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements which were included in the Annual Report on Form 10-K for the years ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as Cellegy's independent auditors.

                                       Larry J. Wells, Committee Chairman
                                       Alan A. Steigrod, Director
                                       Ronald J. Saldarini, Ph.D., Director

                         COMPANY STOCK PRICE PERFORMANCE

     The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that Cellegy specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

     The chart shows a five-year comparison of the cumulative total stockholder return on the common stock of Cellegy, the Nasdaq (US only) Stock Market Index and the NASDAQ Pharmaceutical Stocks Index from December 31, 1996 to December 31, 2001 (assuming the investment of $100 in Cellegy common stock and in each of the indices on December 31, 1996, and reinvestment of all dividends). Unless otherwise specified, all dates refer to the last day of each year presented.

                      Comparison of Cumulative Total Return

                            12/31/96      12/31/97      12/31/98      12/31/99      12/31/00       12/31/01
                            --------      --------      --------      --------      --------       --------
Cellegy Index               $  100        $  186        $   78        $   75        $ 131          $  191

Nasdaq Index
(U.S. Only)                 $  100        $  123        $  173        $  264        $ 193          $  153

Nasdaq Pharmaceutical
Index                       $  100        $  103        $  131        $  190        $ 308          $  262

Certain Relationships and Related Transactions; Change in Control Arrangements

     Mr. Forrest, who is Chairman, President and Chief Executive Officer, and Cellegy entered into an employment agreement dated November 20, 1996. The agreement provides for a base compensation of $265,000 per year. Mr. Forrest's current annual salary is $325,000. Either Cellegy or Mr. Forrest may terminate the agreement at any time upon notice to the other party. The agreement provides that, upon termination without cause, Mr. Forrest will be paid twelve months severance and continuation of benefits during the period severance payments are made. The agreement provides for a grant of 245,000 stock options, all of which are fully vested as of March 31, 2002. In addition to his initial stock option grant, Mr. Forrest has been granted additional stock options, on an annual basis since joining the company, to purchase a total of 530,000 shares.

     The Compensation Committee, as plan administrator of the Plan, has the authority in certain circumstances to provide for accelerated vesting of the shares of common stock subject to outstanding options held by the Named Officers as well as other optionees under the Plan in connection with certain kinds of changes in control of Cellegy.

                              SHAREHOLDER PROPOSALS

FOR NEXT YEAR'S ANNUAL MEETING

     Proposals of shareholders intended to be present at Cellegy's annual meeting of shareholders to be held in 2003 must be received in writing by Cellegy's Secretary at its principal executive offices not later than December 19, 2002 and satisfy the conditions established by the SEC for holder proposals to be included in Cellegy's proxy statement for that meeting. Pursuant to Rule 14a-4(c)(1) of the Exchange Act, shareholders wishing to bring a proposal before the 2002 annual meeting of shareholders (but not to include it in Cellegy's proxy statement or that meeting) should provide written notice of the proposal to Cellegy no later than March 4, 2002, as proxies solicited for that meeting will confer discretionary authority to vote on any such matter of which Cellegy did not have notice as of such date. In addition, if Cellegy is not notified of a shareholder proposal by March 3, 2003, then the proxies held by management of Cellegy will provide for discretionary authority to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement.

                                  OTHER MATTERS

     The Board knows of no other matters that will be presented at the Annual Meeting. If however, any matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxy holders.

                                 By Order of the Board of Directors,


                                 /s/ K. Michael Forrest
                                 ----------------------
                                 K. Michael Forrest
                                 Chairman, President and Chief Executive Officer

South San Francisco, California

All shareholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed postage prepaid envelope. Thank you for your prompt attention to this matter.

PROXY                      CELLEGY PHARMACEUTICALS, INC.                   PROXY
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  June 5, 2002

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELLEGY

     The undersigned hereby appoints K. Michael Forrest and A. Richard Juelis, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Cellegy Pharmaceuticals, Inc. ("Cellegy") to be held at 8:30 a.m. P.D.T., on June 5, 2002, at 349 Oyster Point Blvd., Suite 200, South San Francisco, California, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

                 (Continued, and to be signed on the other side)

1.   ELECTION OF DIRECTORS:

[ ]  FOR all nominees listed            [ ]  WITHHOLD AUTHORITY
     below (except as indicated              to vote for all nominees
     to the contrary below)                  listed below

NOMINEES: Felix J. Baker , Ph.D., Julian C. Baker, Jack L. Bowman, K. Michael Forrest, Tobi B. Klar, M.D., Ronald J. Saldarini, Ph.D., Alan A. Steigrod, Carl
R. Thornfeldt, M.D. and Larry J. Wells.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

                   ------------------------------------------

2. APPROVAL OF AMENDMENT TO CELLEGY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY 10,000,000 SHARES, FROM 25,000,000 TO 35,000,000 SHARES.

      [ ]   FOR               [ ]   AGAINST           [ ]    ABSTAIN

3. APPROVAL OF AMENDMENT TO THE 1995 DIRECTORS' STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED AND AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 100,000 SHARES, FROM 250,000 TO 350,000 SHARES.

      [ ]   FOR               [ ]   AGAINST           [ ]    ABSTAIN

4. APPROVAL OF AMENDMENT TO THE 1995 EMPLOYEE INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED AND AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 1,400,000 SHARES, FROM 3,450,000 TO 4,850,000 SHARES.

      [ ]   FOR               [ ]   AGAINST           [ ]    ABSTAIN

5. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2002 FISCAL YEAR.

      [ ]   FOR               [ ]   AGAINST           [ ]    ABSTAIN

6. THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

The Board of Directors recommends that you vote FOR the election of all nominees and FOR Proposal Nos. 2, 3, 4 and 5.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NINE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSAL NOS. 2, 3, 4 AND 5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

I PLAN TO ATTEND THE MEETING                [ ]

Dated: _____________, 2002

__________________________ (Print Shareholder(s) name)

__________________________ (Signature(s) of Shareholder or Authorized Signatory)

Please sign as name appears hereon. Joint owners should each sign. If shares are held of record by a Corporation, the Proxy should be executed by the president, vice president, secretary or assistant secretary. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.